As filed with the Securities and Exchange Commission on August 28, 1995.
                                                    Registration  No. 33-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  TEXOIL, INC.
             (Exact name of registrant as specified in its charter)

             NEVADA                                        88-0177083
  (State or Other Jurisdiction                          (I.R.S. Employer
of Incorporation or Organization)                      Identification No.)

                          1600 SMITH STREET, SUITE 4000
                              HOUSTON, TEXAS 77002
   (Address, including Zip Code, of Registrant's Principal Executive Offices)

                       TEXOIL, INC. 1994 STOCK OPTION PLAN
                    TEXOIL, INC. 1995 STOCK COMPENSATION PLAN
                            (Full Title of the Plans)

       Name, Address and Telephone              Copy of communications to:
       Number of Agent for Service:
                                                     NICK D. NICHOLAS
          WALTER L. WILLIAMS                         OR NORA J. DOBIN
             TEXOIL, INC.                          PORTER & HEDGES, L.L.P.
    1600 SMITH STREET, SUITE 4000             700 LOUISIANA STREET, 35TH FLOOR
        HOUSTON, TEXAS 77002                      HOUSTON, TEXAS 77002-2764
           (713) 652-5741                               (713) 226-0600

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                              PROPOSED MAXIMUM        PROPOSED
                                              AMOUNT TO           OFFERING        MAXIMUM AGGREGATE       AMOUNT OF
TITLE OF SECURITIES TO BE REGISTERED        BE REGISTERED    PRICE PER UNIT(1)    OFFERING PRICE(1)  REGISTRATION FEE(1)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share         350,000            $1.8125             $634,375               $219
=============================================================================================================================

(1) Pursuant to Rule 457(c) and (h), the registration fee is calculated on the basis of the last sale price for the Common Stock on the NASDAQ SmallCap Market on August 24, 1995, $1.8125 per share.

PROSPECTUS
                                  30,620 SHARES

                                  TEXOIL, INC.

                                  COMMON STOCK

    The shares of common stock offered hereby are shares of common stock, par value $.01 per share ("Common Stock"), of Texoil, Inc., a Nevada corporation (the "Company"), owned by certain stockholders of the Company. See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby.

      The Company's Common Stock trades on the Boston Stock Exchange and NASDAQ SmallCap Market under the symbol "TXLI." On August 24, 1995, the reported closing sale price of the Common Stock on the NASDAQ SmallCap Market was $1.8125 per share.

      The Common Stock may be offered and sold from time to time by Selling Stockholders through brokers or dealers or directly to one or more purchasers in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices. The Selling Stockholders and brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended ("Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. Although each Selling Stockholder may sell all or a portion of the shares of Common Stock offered hereby, no Selling Stockholder is required to make any such sale. See "Plan of Distribution" for further information concerning the plan of distribution of the Common Stock.

      The expenses of this offering, estimated at $10,000, will be paid by the Company.

      PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
           OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS AUGUST 28, 1995.

                              AVAILABLE INFORMATION

      The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-8 under the Securities Act with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the Exhibits thereto. The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices at Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such materials also can be inspected at the offices of the Boston Stock Exchange, Inc., One Boston Place, Boston, Massachusetts 02108.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Company's (i) annual report on Form 10-KSB for the fiscal year ended December 31, 1994, (ii) quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 1995, (iii) quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 1995, (iv) current report on Form 8-K dated July 10, 1995, and (v) the description of the Company's common stock, par value $.01 per share, set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's registration statement on Form 8-A, dated February 12, 1994, Commission File No. 1-12834, and any amendment or report filed for the purpose of updating such description, are hereby incorporated herein by reference.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus, in any supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report on Form 10-KSB will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to Texoil, Inc., 1600 Smith Street, Suite 4000, Houston, Texas 77002, Attention: Corporate Secretary, telephone number (713) 652-5741.

                                        2

                                   THE COMPANY

      Texoil, Inc., a Nevada corporation ("Texoil" or the "Company"), explores for, develops and produces oil and natural gas. Founded in 1964, the Company currently is focusing its operations on exploratory drilling in South Louisiana for natural gas reserves on large prospects, typically based on interpretations of three-dimensional ("3-D") seismic surveys. The Company's executive offices are located at 1600 Smith Street, Suite 4000, Houston, Texas 77002, telephone number (713) 652-5741.

      The Company's strategy is to apply cost effective business measures and newer, more efficient prospecting technologies to its exploration and production operations. The objective of the Company's near-term strategy is maximization of the value of its existing exploratory prospect inventory while reducing its cost and risk exposure. To reduce costs, the Company replaced much of its internal geological and administrative staff with outside consultants. To lower the risk of exploration, the Company generally limits its participation in exploratory drilling to those prospects for which geological evaluation has been obtained through an advanced and cost-effective technology -- 3-D seismic surveys. The Company also endeavors to spread its potential risk and expense by participating for a lower working ("cost") interest in wells, typically one-eighth to one-fourth, and selling additional interests on a promoted basis such that the Company will ultimately own a 20% to 30% working interest in each prospect that it operates. Additionally, the Company is seeking to evaluate a wider array of exploratory prospects than it has in the past and intends to participate in the drilling of prospects operated by others where warranted.

      As an initial step in implementing its new strategy, the Company entered into a simultaneous prospect sale and participation agreement with Texas Meridian Resources Corporation ("Texas Meridian") in December 1992 (the "Texoil-Texas Meridian Agreement"). Under the terms of this agreement, the Company transferred 14 of its unleased South Louisiana exploratory prospects to Texas Meridian for $500,000 cash, while retaining a prospect-by-prospect option (but no obligation) to acquire from Texas Meridian on an unpromoted basis up to a 10% working interest in wells drilled within a defined area on the Texoil generated prospects. The arrangement also provides Texoil with the opportunity to review the 3-D seismic survey data and other prospect information assembled by Texas Meridian before Texoil's commitment to participate in drilling and prior to any expenditure on Texoil's part, thus decreasing Texoil's cost and risk exposure prior to its decision to participate. The Company also received overriding royalties ranging from 2.0% to 3.75% in production from wells drilled within the defined area on the prospects. Texoil chose to market these prospects to Texas Meridian based largely upon Texas Meridian's recent industry acknowledged expertise and success in 3-D seismic controlled exploratory drilling. Subject to positive results from a review of the 3-D seismic data, the Company anticipates that it will participate for a full 10% working interest in each exploratory well which Texas Meridian may propose to drill on any prospect areas subject to the Texoil-Texas Meridian Agreement.

      Texoil will continue to be the operator for a number of its South Louisiana exploratory prospects that it did not convey to Texas Meridian and, generally, for any additional third-party generated prospects that it may acquire in the future. The Company currently is seeking industry and other partners to participate in a new Texoil-operated exploration program covering such prospects. In that regard, the Company entered into a strategic alliance with 3DX Technologies, Inc. ("3DX") in September 1994 for the evaluation of South Louisiana exploration prospects using 3-D seismic technology. Texoil has committed to the strategic alliance seven exploration prospects from its in-house inventory. In addition, Texoil will continue committing to the alliance all third-party generated prospects which it purchases until at least six months after joint venture arrangements are made with other prospective partners. 3DX will provide technical expertise to advise Texoil which of its prospects are candidates for further definition utilizing 3-D seismic data, design the 3-D surveys on the selected prospects, provide quality control of the data acquisition, supervise the processing and finally interpret the data. 3DX may purchase a 12.5% working interest in prospects selected by it for 3-D seismic definition, with Texoil and other prospective partners owning the remaining interests. Texoil anticipates that it will retain a 20% to 25% working interest in any exploratory wells which are drilled.

                                        3

                                  RISK FACTORS

AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE INVESTING.

OPERATING LOSSES AND WORKING CAPITAL DEFICIT; GOING CONCERN UNCERTAINTY

      Texoil has incurred losses from operations for the past six years and has an accumulated deficit of $4,762,230 as of June 30, 1995. At the same date, it had a working capital deficit of $1,552,935. No assurance can be made that the Company will operate profitably in the future. The likelihood of future profitability of the Company must be considered in light of the business and operating risks, expenses, difficulties, and delays frequently encountered in connection with the oil and gas exploration, development, acquisition and production business in which the Company will be engaged. The report of the independent accountants on the Company's financial statements included in its Form 10-KSB for the year ended December 31, 1994 incorporated by reference herein includes a paragraph explaining that, because the Company has suffered recurring operating losses as well as cash flow deficits and must extend or otherwise refinance short-term notes payable, there is substantial doubt about the Company's ability to meet the future expenditure obligations necessary to fully evaluate and develop its oil and gas properties and to continue as a going concern. The financial statements incorporated by reference herein do not include any adjustments that may result from these uncertainties.

NEED FOR ADDITIONAL CAPITAL

      The oil and gas industry is capital intensive. The Company's ability to expand its reserve base and diversify its operations is dependent upon its ability to obtain the necessary capital. As noted above, the Company has suffered recurring operating losses as well as cash flow deficits that raise substantial doubt about its ability to meet the future expenditure obligations necessary to fully develop its oil and gas properties and to continue as a going concern. There can be no assurance as to the Company's ability to obtain the additional capital necessary to invest in future exploration, development and acquisition opportunities.

DEPENDENCE ON EXPLORATORY DRILLING ACTIVITIES

      The success of the Company will be materially dependent upon the success of its exploratory drilling programs, specifically its participation in the Texoil-operated and Texas Meridian-operated prospects in South Louisiana. Exploratory drilling involves a high degree of financial and operating risk, including the risk that no commercially productive natural gas and oil reservoirs will be encountered. The cost of drilling, completing and operating both exploratory and development wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected formations and drilling conditions, pressure or mechanical irregularities in formations, equipment failures or accidents, as well as weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. The Company will depend on the operator of wells in which it is a non-operating participant to properly conduct leasing, drilling and completion activities and the failure of the operator to properly perform activities could adversely affect the Company.

CONSEQUENCES OF FUTURE NON-PAYMENT OF DRILLING COSTS

      If the Company lacks and is unable to obtain cash sufficient to pay its proportionate share of the estimated costs to drill the initial exploratory well on a Texas Meridian-operated prospect within 30 days after Texas Meridian recommends the drilling of the prospect, the terms of the Company's agreement with Texas Meridian provide that the Company will lose its right to participate in that initial well and in all wells subsequently drilled on the prospect. If, after electing to participate in an exploratory or development well on a Texas Meridian-operated prospect and paying the initial cost to do so, the Company subsequently becomes unable to pay additional costs of the well, it will be subject to contractual "non-consent" and other penalties, the operation of which may substantially reduce or eliminate the Company's interest in wells for which it fails to pay its full share of costs.

                                        4

DEPENDENCE ON 3-D SEISMIC AND OTHER GEOLOGICAL AND GEOPHYSICAL DATA

      The decision of the Company to participate in the drilling of exploratory wells on the Texoil-operated and Texas-Meridian operated exploratory prospects in South Louisiana and, ultimately, the success of the Company's participation depends largely on the results of 3-D seismic surveys being conducted or planned by Texoil or Texas Meridian on such prospects. The acquisition and interpretation of 3-D and conventional seismic survey data and other geological and geophysical data involves subjective professional judgment. Reliance on such data and interpretations therefore poses the risk that a decision to participate in the drilling of a well may be founded on incorrect data, erroneous interpretations of data, or both. Although management believes that Texoil or Texas Meridian's use of 3-D seismic surveys will increase the probability of success of such exploratory wells and will reduce average finding costs through the elimination of prospects that might otherwise be drilled solely on the basis of 2-D seismic surveys and other traditional methods, there can be no assurance as to the success of the Company's participation in the Texoil or Texas Meridian drilling programs. Further, while 3-D seismic surveys have been credited by various companies in the industry and in industry reports as significantly improving success rates for exploratory and development wells once a field with potential reserves has been identified, Texas Meridian has been utilizing the technology for only a relatively short period of time (believed to be approximately three years) and its only significant discoveries to date using this technology known to Texoil have been at the Chocolate Bayou Field in Brazoria County, Texas, in early 1993, at the Bayou Lafourche Prospect in Lafourche Parish, Louisiana, in April 1994 and at the Lake Boeuf Prospect in Lafourche Parish, Louisiana, in October 1994. Texoil has never before used 3-D seismic on any of its Company-operated exploratory prospects. Therefore, there can be no assurance that Texoil or Texas Meridian's use of the technology actually will reduce exploration risks and finding costs in the areas of proposed additional operations in South Louisiana.

OIL AND GAS PRICE VOLATILITY

      The revenues generated by the Company are highly dependent upon the prices of oil and gas. Market conditions make it difficult to estimate future prices of oil and natural gas. A substantial portion of the Company's estimated future net revenues attributable to its proved reserves as of December 31, 1994 is from oil based on an average price of approximately $16.13 per barrel and the balance of such revenues is natural gas based on prices of $1.67 per Mcf. In the past, the Company's average annual sales price for oil and natural gas has been erratic, and it is likely that oil and gas prices will continue to fluctuate in the future. Various factors beyond the control of the Company affect prices of oil and natural gas, including worldwide and domestic supplies of oil and natural gas, the ability of the members of the Organization of Petroleum Exporting Countries ("OPEC") to agree to and maintain oil price and production controls, political instability or armed conflict in oil-producing regions, the price of foreign imports, the level of consumer demand, the price and availability of alternative fuels, the availability of pipeline capacity and changes in existing federal regulation and price controls.

POSSIBLE WRITEDOWN OF OIL AND GAS PROPERTIES

      At June 30, 1995, the Company's discounted future net revenues from estimated proved oil and natural gas reserves on an after-tax basis was approximately equal to the net capitalized cost in its full cost pool. Accordingly, under the full-cost method of accounting for oil and gas operations employed by the Company, so long as this situation continues, the Company may be required to incur additional charges to operations if certain operating events or financial conditions occur, including the following: (i) the Company is required to write-down or write-off additional oil and gas reserves; (ii) oil and gas prices decline; (iii) the costs of undeveloped drilling prospects are required to be added to its full cost pool under generally accepted accounting principles; or (iv) if the Company's related provision for federal income taxes increases.

      Worldwide prices of oil, including prices received by the Company for its oil production, declined during 1994 and have continued to fluctuate in 1995. At June 30, 1995, the average prices received by the Company for its oil and gas production were $17.83 per barrel of oil and $1.98 per Mcf of gas ($16.22 on a weighted average BOE basis), reflecting an increase of approximately $1.70 per BOE from its December 31, 1994 average price. Should the trend of oil and gas prices reverse and decline below the level experienced by the Company as of December 31, 1994, the Company estimates that for each $1.00 per BOE decline in the average price of oil and gas received by it below that level, its full cost ceiling limitation will be reduced by approximately $320,000 (assuming all other factors remain constant). It should be noted, however, that such ceiling limitation is applied
                                        5

only when the Company publicly issues its financial statements (usually quarterly), and that, generally, the prices of oil and gas used in the computation are those received by the Company on the last day of the month of the period for which financial statements are issued. Based on oil and gas prices as of March 31 and June 30, 1995, the Company determined that there was no full cost ceiling adjustment required to be made in its financial statements for the first two quarters of 1995. Therefore, the next ceiling test "measurement date" is not expected to occur until the Company issues its financial statements for the third quarter ended September 30, 1995.

LIMITATIONS ON ACCURACY OF RESERVE ESTIMATES

      The reports of the Company incorporated by reference herein contain estimates of reserves and of future net revenue which have been prepared by independent petroleum engineers and the Company. Estimates of reserves and of future net revenue prepared by various independent petroleum engineers may vary substantially depending, in part, on the assumptions made and may be subject to material adjustment, either upward or downward, in the future. This is particularly true in the case of proved developed non-producing and proved undeveloped reserves, which comprise approximately 46% and 0%, respectively, of total proved reserves in the Company's independent reserve report as of December 31, 1994. The actual amounts of production, revenue, taxes, development expenditures, operating expenses, and quantities of oil and gas reserves to be recovered may vary substantially from the engineers' estimates. Oil and gas reserve estimates are necessarily inexact and involve matters of subjective engineering judgment. In addition, any estimates of future net revenue and the present value thereof are based on period ending prices and on cost assumptions made by the Company which only represent its best estimate. If these estimates of quantities, prices and costs prove inaccurate, the Company is unsuccessful in expanding its oil and gas reserves base with its capital expenditure program, and/or declines in oil and gas prices occur, then writedowns in the capitalized costs associated with the Company's oil and gas assets may be required.

BUSINESS RISKS

      The Company must continually acquire and explore for and develop new oil and gas reserves to replace those being depleted by production. Without successful drilling or acquisition of reserves, Texoil's assets, properties and revenues will decline. Oil and gas exploration and development operations are speculative, involve a high degree of risk and are subject to all the hazards typically associated with the search for, development of and production of oil and gas. The cost of drilling, completing and operating wells is often uncertain. Moreover, drilling may be curtailed, delayed or canceled as a result of many factors, including title problems, weather conditions, shortages of or delays in delivery of equipment, as well as the financial instability of well operators, major working interest owners and well servicing companies. The availability of a ready market for the Company's oil and gas depends on numerous factors beyond its control, including the demand for and supply of oil and gas, the proximity of the Company's natural gas reserves to pipelines, the capacity of such pipelines, fluctuations in production and seasonal demand, the effects of inclement weather and governmental regulation. New gas wells may be shut-in for lack of a market until a gas pipeline or gathering system with available capacity is extended into the area. New oil wells may have production curtailed until production facilities and delivery arrangements are acquired or developed. Texoil's business will always be subject to these types of risks.

OPERATING HAZARDS AND UNINSURED RISKS

      The Company's operations are subject to all of the risks incident to exploration for and production of oil and gas, including blow-outs, cratering, pollution and fires, each of which could result in damage to or destruction of oil and gas wells or production facilities or damage to persons and property. The Company's insurance may not fully cover certain of these risks and the occurrence of a significant event not fully insured against could have a material adverse effect on the Company's financial position.

TITLE TO PROPERTIES

      Until such time as an oil and gas exploration company acquires leases covering its "prospects", its prospects are geological ideas rather than recordable title interests in real property and are subject to prior lease in whole or in part by others. Certain of the Texas Meridian-operated prospects and the prospects in the Company's inventory are unleased. Until such time as all of the lands within these prospects are leased by either the Company or Texas Meridian as the case may be, it is possible that all or a portion of such prospects could be leased by others.

                                        6

GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS

      The production and sale of oil and gas are subject to a variety of federal, state and local government regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural gas and oil, pollution, permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, the clean-up of well sites, and various other matters, including taxes. Laws and regulations protecting the environment have generally become more stringent in recent years, and may in certain circumstances impose "strict liability," rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Such laws and regulations may expose the Company to liability for the conduct of operations or conditions caused by others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. An increase in federal, state or local production or property taxes, the modification of existing laws or regulations or the adoption of new laws or regulations relating to environmental matters could have a material adverse effect on the Company's operations.

      Federal and state laws and regulations presently prohibit discharge of produced water into coastal waters at many locations and, within three years, are generally expected to prohibit all such discharge. The Company presently discharges produced water from wells at three of its properties. When the prohibition becomes effective, the Company will be required to install underground disposal facilities for the affected properties or abandon the remaining portion of reserves in those properties. Management expects, however, that compliance with these regulations will not have a material impact on the Company's financial position.

DEPENDENCE ON KEY PERSONNEL

      The loss of the services of any of the Company's officers may adversely affect the Company's business. The success of the Company will particularly be dependent upon the efforts and active participation of Walter L. Williams, the Chairman and Chief Executive Officer of the Company. The Company presently maintains no key person life insurance on the life of Mr. Williams.

COMPETITION

      The oil and gas industry is highly competitive in many respects, including identification of attractive oil and gas properties for acquisition, drilling and development, securing financing for such activities and obtaining the necessary equipment and personnel to conduct such operations and activities. In seeking suitable opportunities, the Company competes with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources and, in some cases, with more experience. Many other oil and gas companies in the industry have financial resources, personnel and facilities substantially greater than those of the Company and there can be no assurance that the Company will continue to be able to compete effectively with these larger entities.

DIVIDENDS

      Under the General Corporation Law of Nevada, a corporation's board of directors may declare and pay dividends only to the extent that after giving effect thereto, the corporation can pay its debts as they become due in the ordinary course, and its total assets exceed its liabilities plus amounts payable upon dissolution to stockholders with preferential rights. There can be no assurance that at any given time, the Company will be permitted under such provisions of Nevada law to pay dividends on the Common Stock.

      The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company's loan agreement with First Interstate Bank of Texas, N.A. and the terms of its Series A Preferred Stock restrict the payment of dividends on the Common Stock.

      The Company has issued 23,000 shares of its Series A Preferred Stock which bears annual, cumulative dividends of $12 per share (a total annual dividend of $276,000), payable quarterly. The Company has from time to time, and may in the future, experience cash flow shortages. Payment of cash dividends on the
Series A
                                        7

Preferred Stock outstanding will reduce the Company's cash which would otherwise be available for other corporate purposes.

LISTING AND MAINTENANCE CRITERIA FOR NASDAQ SECURITIES; PENNY STOCK RULES

      The Company's Common Stock and Class A Warrants and Class B Warrants have been listed on the NASDAQ Small-Cap Market since May 27, 1994. For continued inclusion of those securities on the NASDAQ Small-Cap Market, the Company must meet several maintenance requirements including total assets of at least $2,000,000, capital and surplus of at least $1,000,000, a public float of at least 100,000 shares of Common Stock with a market value of at least $200,000, and if market value of public float is less than $1,000,000 and capital and surplus are less than $2,000,000, a minimum bid price per share of Common Stock of $1.00. There is no assurance that the Company will be able to meet these maintenance requirements. If the Company's securities fail to maintain NASDAQ Small-Cap Market listing, the market value of the securities likely would decline and purchasers in this offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of the Common Stock.

      In addition, if the Company fails to maintain NASDAQ Small-Cap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended, is available, then transactions in the Company's securities would become subject to a Securities and Exchange Commission rule pertaining to trading of penny stocks. This rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market.

CONCENTRATION OF OWNERSHIP

      The Company's officers and directors and their respective family members own, and after giving effect to this offering will continue to own, beneficially approximately 61% of all classes of the Company's outstanding voting capital stock. Accordingly, these stockholders, if they voted together, will continue to have the ability to control or significantly influence the election of the Company's directors and other matters requiring action by its stockholders.

PREFERRED STOCK; NEVADA TAKEOVER STATUTE

      The 23,000 shares of the Company's outstanding Series A Preferred Stock are held by T. W. Hoehn, Jr. who is a director of the Company, a charitable trust established by him, and by his son. The Company has available for issuance 9,977,000 shares of preferred stock, par value $.01 per share. The Company's Articles of Incorporation empower the Board of Directors to authorize the issuance of preferred stock in series and to fix the rights, powers, preferences and limitations of each series. As a result, the Board of Directors has the power to afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to, or greater than the rights of holders of Common Stock. The Company therefore may issue a series of preferred stock in the future with greater voting rights than the Common Stock, and preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding up. Issuance of shares of such preferred stock or issuance of rights to acquire such shares could have the effect of delaying, deferring, or preventing a change in control of the Company, and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events would be beneficial to the interests of its stockholders.

      Provisions of Nevada law requiring disinterested director or stockholder approval of certain business combinations between the Company and holders of 10% or more of its voting securities also could have the effect of delaying, deferring, or preventing a change in control of the Company, and make more difficult a merger, tender offer or proxy contest involving the Company. Although in August 1994 the Company's stockholders approved an amendment to the Company's Articles of Incorporation pursuant to which the Company has elected not to be governed by such provisions of Nevada law, the amendment will not become effective until February 29, 1996.

LIMITATION OF MANAGEMENT LIABILITY

      As permitted by Nevada law, the Company's Articles of Incorporation allow the Company and its stockholders only equitable remedies for most breaches of fiduciary duty by its directors and officers. Elimination of monetary damages as a remedy may discourage litigation against the Company's directors and officers for such breaches. In addition, equitable remedies may be ineffective in situations where the only remedy is to enjoin an act or omission which already has occurred, possibly leaving the Company and its stockholders with no effective remedy against the subject directors or officers. See "Indemnification."

                              SELLING STOCKHOLDERS

      The following table sets forth certain information concerning the Selling
Stockholders:

                                                   SHARES            SHARES TO     SHARES TO     PERCENT
              NAME AND ADDRESS                      OWNED            BE SOLD(1)     BE OWNED     OF CLASS
-------------------------------------------- --------------------- -------------- ------------- -----------

Walter L. Williams(2).......................      427,977(3)           7,103       420,874(3)       10.2%
   1600 Smith Street, Suite 4000
   Houston, Texas  77002

John L. Graves(4)...........................      383,951(5)           5,329       376,775(6)        8.7%
Lynn W. Graves(4)...........................          (5)              1,847           (6)
   1600 Smith Street, Suite 4000
   Houston, Texas  77002

Ruben Medrano(7)............................       25,683(8)           5,683        20,000(8)    Less than 1%
   1600 Smith Street, Suite 4000
   Houston, Texas  77002

D. Hughes Watler, Jr(9).....................       45,329(10)          5,329        40,000(10)   Less than 1%
   23 Woodsborough Circle
   Houston, Texas  77055

Dennis Drake(11)............................         5,329             5,329            0        Less than 1%
   1819 Hamlin Valley
   Houston, Texas  77090

------------
(1) All shares to be sold were acquired pursuant to the Company's 1995 Stock Compensation Plan. Effective April 1, 1995, the Company's Board of Directors reduced the base compensation of certain of the Company's employees and consultants by 30% to conserve the Company's financial resources. In order to provide such employees and consultants the opportunity to be paid the amount by which their compensation has been so reduced in shares of Common Stock, the Board adopted the 1995 Stock Compensation Plan effective April 1, 1995.

(2) Mr. Williams has been a director of the Company since he co-founded it in 1964, has been Chairman and Chief Executive Officer of the Company since July 1995, and served as its President from 1971 to July 1995. Betty B. Williams, wife of Mr. Williams, loaned $50,000 to the Company that is due November 1, 1995, and in connection therewith, was issued a warrant exercisable for 5,000 shares of Common Stock at any time before May 27, 1996 at a per share price of $3.00. The loan is evidenced by a promissory note bearing interest at an annual rate of 2% over the prime rate charged by the Company's bank lender, First Interstate Bank of Texas, N.A., which was 9% at June 30, 1995.

                                        9

(3) Includes 50,000 shares issuable pursuant to a presently exercisable option. Includes 35,268 shares owned by Mrs. Williams, and 5,000 shares issuable to her pursuant to a presently exercisable warrant.
         Mr. Williams disclaims beneficial ownership of such shares.

(4) Mr. Graves and Ms. Graves are husband and wife, and the son-in-law and daughter, respectively, of Mr. Williams. Mr. Graves has been a director of the Company since 1990, has been President and Chief Operating Officer of the Company since July 1995, and was its Executive Vice President from December 1992 to July 1995. He has been employed by the Company since joining it as a field landman in 1981, becoming Vice President-Land in 1987. Mrs. Graves has been Secretary of the Company since October 1992.

(5) Includes 281,384 shares issuable to Mr. Graves pursuant to a presently exercisable option and 94,140 shares owned by Mrs. Graves. Mr. Graves disclaims beneficial ownership of such shares.

(6) Includes 281,384 shares issuable to Mr. Graves pursuant to a presently exercisable option and 92,293 shares owned by Mrs. Graves. Mr. Graves disclaims beneficial ownership of such shares.

(7) Mr. Medrano has been Vice President--Operations of the Company since July 1994 and was a consultant to the Company from November 1992 until July 1994.

(8) Includes 20,000 shares issuable pursuant to a presently exercisable option.

(9) Mr. Watler has been the Company's Chief Financial Officer since November 1992 and is resigning from such position effective August 31, 1995.

(10) Includes 40,000 shares issuable pursuant to a presently exercisable option.

(11)     Mr. Drake has been a consultant to the Company since August 1994.

                              PLAN OF DISTRIBUTION

         All or part of the Common Stock offered hereby may be sold by the Selling Stockholders from time to time on the NASDAQ SmallCap Market or the Boston Stock Exchange or otherwise at prices current at the time of sale or at prices related to such market prices, either directly or through brokers or to dealers, to the extent that such prices are obtainable and satisfactory to the Selling Stockholders. It is anticipated that any commissions with respect to such sales will not exceed regular brokerage commissions. The Selling Stockholders, and brokers executing selling orders on behalf of the Selling Stockholders and dealers to whom the Selling Stockholders may sell, may be deemed "underwriters" within the meaning of the Securities Act. Any profit represented by the excess of the selling price over the cost of the shares sold in the case of dealers, or any commission received in the case of brokers, may be deemed to be underwriting discounts or commissions under the Securities Act.

         The Selling Stockholders may sell all or part of the Common Stock offered hereby pursuant to Rule 144 under the Securities Act.

                                 INDEMNIFICATION

         LIABILITY LIMITATION. As permitted by Section 78.037 of the General Corporation Law of Nevada (the "NGCL"), the Company's Articles of Incorporation eliminate the liability of its directors and officers to the Company and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of the NGCL. To the extent that this provision limits the remedies of the Company and its stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage the Company's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an act, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that the Company and its stockholders would have no effective remedy against directors or officers.
                                       10

         INDEMNIFICATION. The Company's Amended and Restated Bylaws contain indemnification provisions which are consistent with those contained in the NGCL. Accordingly, the Company generally may indemnify its directors and officers against liabilities and expenses to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent of the Company. Pursuant to an Agreement and Plan of Merger, dated as of November 4, 1992, as amended (the "Agreement"), by and between the Company, Comet Acquisition Subsidiary, Inc. and Texoil Company, the Company must indemnify Texoil Company (which, as a result of consummation of the transactions contemplated by the Agreement, now is a wholly-owned subsidiary of the Company) and its directors, officers and shareholders (many of whom, as a result of consummation of the transactions contemplated by the Agreement, now are directors, officers and shareholders of the Company), from liabilities relating to the Company's breach of its representations, warranties and covenants, including, without limitation, liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
                                     COUNSEL

         The validity of the Common Stock offered hereby has been passed upon for the Company by Porter & Hedges, L.L.P., Houston, Texas.

No person is authorized to give any information or to make any representation not contained in this Prospectus; any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to any person in any state where such offer would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS
                                                                          PAGE

Available Information ...................................................   2
Incorporation of Certain Documents by Reference .........................   2
The Company .............................................................   3
Risk Ractors ............................................................   4
Selling Stockholders ....................................................   9
Plan of Distribution ....................................................  10
Indemnification .........................................................  10
Counsel .................................................................  11

                                  ------------

                                 30,620 SHARES

                                  TEXOIL, INC.

                                  COMMON STOCK

                              -------------------

                              P R O S P E C T U S

                              -------------------

                                AUGUST 28, 1995

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The contents of the following documents filed by Texoil, Inc., a Nevada corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference: (i) the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1994, (ii) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended March 31, 1995, (iii) the Company's quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 1995, (iv) the Company's current report on Form 8-K dated July 10, 1995, and (v) the description of the Company's common stock, par value $.01 per share, set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's registration statement on Form 8-A, dated February 12, 1994, Commission File No. 1-12834, and any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in each of the Company's 1994 Stock Option Plan and 1995 Stock Compensation Plan, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article VII of Registrant's Amended and Restated Bylaws contains indemnification provisions which are consistent with those contained in Section
78.751 of the General Corporation Law of Nevada ("NGCL"). Accordingly, Registrant generally may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of Registrant or is or was serving at the request of Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. However, with respect to an action or suit brought to obtain a judgment in Registrant's favor, whether by Registrant itself or derivatively by a stockholder, (i) such indemnification is limited to expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, and (ii) indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Registrant or for amounts paid in settlement to Registrant, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         In all cases, the person seeking indemnification must have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, Registrant's best interests. In the case of criminal actions or proceedings, the person must also have had no reasonable cause to believe his conduct was unlawful. The determination as to whether a person seeking indemnification has met the required standard of conduct must be made by Registrant's stockholders, by a majority vote of a quorum of its disinterested directors, or by independent legal counsel in a written opinion if such a quorum does not exist or if the disinterested directors so direct.

         To the extent that a director, officer, employee or agent of Registrant has been successful on the merits or otherwise in defending any action, suit or proceeding for which indemnification is permissible under the NGCL, or in defending any claim, issue or matter therein, Registrant must, under both the NGCL and its Bylaws, indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. As permitted by the NGCL, Registrant's Articles of Incorporation and Bylaws require it to advance expenses which its officers and directors incur in defending any civil or criminal action, suit or proceeding upon receipt of an undertaking by him or on his behalf to repay such amounts if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Registrant.

         The NGCL and Registrant's Bylaws provide that the indemnification and advancement of expenses authorized therein are not exclusive. Accordingly, Registrant could provide for other indemnification of its directors and officers acting in either or both of their official capacities or other capacities while holding office. However, excepting advancement of expenses and court-ordered indemnification explicitly provided for by the NGCL, the NGCL and Registrant's Bylaws prohibit Registrant from indemnifying any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

         Consistent with Section 78.752 of the NGCL, Registrant's Bylaws empower it to procure and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of Registrant, or at Registrant's request, of another entity, against any liability asserted against him and liability and expenses incurred by him in such capacity, or arising out of his status as such, regardless of whether Registrant could indemnify him against such liability and expenses. However, financial arrangements other than insurance cannot provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses and court-ordered indemnification. The Company maintains insurance covering its directors and officers for liabilities which they may incur in their capacities as such.

         As permitted by Section 78.037 of the NGCL, Registrant's Articles of Incorporation eliminate the liability of its directors and officers to Registrant and its stockholders for damages for breach of fiduciary duty, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of distributions in violation of Section
78.300 of the NGCL. To the extent that this provision limits the remedies of Registrant and its stockholders to equitable remedies, it might reduce the likelihood of derivative litigation and discourage Registrant's management or stockholders from initiating litigation against its directors or officers for breach of their fiduciary duties. Additionally, equitable remedies may not be effective in many situations. If a stockholder's only remedy is to enjoin the completion of an action, such remedy would be ineffective if the stockholder does not become aware of a transaction or event until after it has been completed. In such a situation, it is possible that Registrant and its stockholders would have no effective remedy against directors or officers.

         The above discussion of the NGCL and Registrant's Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such Articles, Bylaws and statute.

         Pursuant to that certain Agreement and Plan of Merger, dated as of November 4, 1992, as amended (the "Agreement"), by and between Registrant, Comet Acquisition Subsidiary, Inc. and Texoil Company, Registrant must indemnify and hold harmless Texoil Company (which, as a result of consummation of the transactions contemplated by the Agreement, now is a wholly-owned subsidiary of Registrant) and each director, officer and shareholder thereof (many of whom, as a result of consummation of the transactions contemplated by the

Agreement, now are directors, officers and shareholders of Registrant), from and against any and all losses, claims, damages, expenses or liabilities (collectively, "Claims"), joint or several, to which they or any of them may become subject under the Securities Act of 1933, as amended, or any other statute or at common law or otherwise, and generally must reimburse Texoil Company and each such director, officer or shareholder for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such Claims result from a breach or alleged breach of the representations, warranties or covenants contained in the Agreement, or arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Agreement, or arise out or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as the untrue statement or omission or alleged untrue statement or omission was made with respect to the description of Registrant.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Of the 350,000 shares of Common Stock covered by this registration statement, 30,620 shares were issued as restricted securities (within the meaning of Rule 144(a)(3) under the Securities Act of 1933, as amended ("Securities Act")) in reliance upon the exemption from registration provided by
Section 4(2) of the Securities Act. The 30,620 shares were issued under the Company's 1995 Stock Compensation Plan ("1995 Plan") to a total of six persons without any general solicitation or advertising. Of these six persons, five are employees of the Company and one is a consultant to the Company. Each of the five employees is an officer of the Company, and two of such employees also are directors of the Company. At the time of issuance, each of these persons had a preexisting personal or business relationship with the Company or its officers of such nature or duration as to enable him or her to be aware of the character, business acumen and general business and financial circumstances of the Company or such officers. The terms of the 1995 Plan and related participation agreements provide that (i) participants who acquire unregistered shares thereunder acquire them subject to transfer restrictions imposed by applicable securities laws and for their own account for investment purposes and not with a view to distribution, and (ii) certificates evidencing such shares will bear a conspicuous restrictive legend as to their unregistered status and limitations on their transferability under applicable securities laws. Each outstanding certificate evidencing such shares bears such a legend.

ITEM 8.  EXHIBITS

         The following is a list of all exhibits filed as part of this Registration Statement.

Exhibit
  No.       Description
-------     -----------
5           Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.

23-A        Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).

23-B        Consent of Price Waterhouse LLP.

24          Powers of Attorney (included on signature page).

ITEM 9.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

              (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Walter L. Williams or John L. Graves, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 25, 1995.

                                       TEXOIL, INC.

                                        By: /s/ WALTER L. WILLIAMS
                                            Walter L. Williams,
                                            Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the indicated capacities and on the 25th day of August 1995.

         SIGNATURE                      TITLE

  /s/ WALTER L. WILLIAMS                Director, and
    Walter L. Williams                  Chairman and Chief Executive Officer


    /s/ JOHN L. GRAVES                  Director, and
      John L. Graves                    President and Chief Operating Officer


 /s/ D. HUGHES WATLER, JR.              Chief Financial Officer
   D. Hughes Watler, Jr.                (principal financial and
                                        accounting officer)

   /s/ T. W. HOEHN, JR.                 Director

     T. W. Hoehn, Jr.
                                      II-5

/s/ JOE C. RICHARDSON, JR.              Director
  Joe C. Richardson, Jr.


   /s/ WILLIAM F. SEAGLE                Director
     William F. Seagle


   /s/ T. W. HOEHN, III                 Director
     T. W. Hoehn, III
                                      II-6

                                INDEX TO EXHIBITS
Exhibit
  No.
-------
*5 Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.

*23-A    Consent of Porter & Hedges, L.L.P. (included in Exhibit 5).

*23-B    Consent of Price Waterhouse LLP.

*24      Powers of Attorney (included on signature page).
------------
* Filed herewith